UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 29, 2005

THE BLACK & DECKER CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-1553 (Commission File Number)	52-0248090 (IRS Employer Identification No.)

701 East Joppa Road, Towson, Maryland (Address of principal executive offices)	21286 (Zip Code)

Registrant's telephone number, including area code   410-716-3900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] [ ] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

As discussed in Note 12 of Notes to Consolidated Financial Statements included in Item 1 of its Quarterly Report on Form 10-Q for the quarter ended October 2, 2005, The Black & Decker Corporation (collectively with its subsidiaries, the “Corporation”) expected to complete its evaluation of the amount of repatriation of certain foreign earnings under the American Jobs Creation Act of 2004 during 2005. The Corporation completed its evaluation and repatriated previously unremitted foreign earnings in December 2005. In connection with that repatriation, the Corporation increased its short-term borrowings by approximately $554 million effective December 29, 2005, with a corresponding increase in cash and cash equivalents. Of that amount, approximately $469 million was borrowed under its commercial paper program. The Corporation’s commercial paper program, which has been in existence since 2002, allows The Black & Decker Corporation and certain of its subsidiaries to issue debt securities with maturities of up to 365 days. Commercial paper under this program is offered and sold privately through selected dealers engaged by the Corporation, and the paper is sold without registration under Federal securities laws pursuant to exemptions from those registration requirements. In addition, the Corporation borrowed approximately $85 million under other short-term borrowing arrangements. The previously described increases in borrowings were incurred by foreign subsidiaries of the Corporation.

THE BLACK & DECKER CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BLACK & DECKER CORPORATION By: /s/ CHRISTINA M. MCMULLEN Christina M. McMullen Vice President and Controller

Date: January 5, 2006